Exhibit 4.3

EXHIBIT A

[FORM OF NOTE]

THE OLD EVANGELINE DOWNS, L.L.C.

THE OLD EVANGELINE DOWNS CAPITAL CORP.

13% [SERIES A] [SERIES B]1 SENIOR SECURED NOTE

DUE 2010 WITH CONTINGENT INTEREST

CUSIP:

No.	$

The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (the Company”) and The Old Evangeline Downs Capital Corp., a Delaware corporation (“Capital” and, together with the Company, the “Issuers” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promise to pay to Cede& Co, or registered assigns, the principal sum of              Dollars, on March 1, 2010.

Interest Payment Dates: March 1 and September 1, commencing September 1, 2003.

Record Dates: February 15 and August 15

Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

Upon request, the Issuers will promptly make available to a holder of this Note information regarding the issue price, the amount of original issue discount, the issue date, and the yield to maturity of this Note. Holders should contact The Old Evangeline Downs, L.L.C., P.O. Box 90270, Lafayette, LA 70509-0270, Attention: Michael S. Luzich.

1.	Series A should be replaced with Series B in the Exchange Notes.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company

By:
Name:
Title:

By:
Name:
Title:

THE OLD EVANGELINE DOWNS CAPITAL CORP., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION

By:
Authorized Signatory

Dated:

(Reverse of Note)

13% [Series A] [Series B]2 Senior Secured Note due 2010 with Contingent Interest

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.]3

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY, TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY

2.	Series A should be replaced with Series B in the Exchange Notes.
3.	To be included only on Global Notes deposited with DTC as Depositary.

AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]4

[THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE CASH PAYMENTS OF INTEREST DURING THE PERIOD WHICH SUCH HOLDER HOLDS THIS NOTE. NOTHING IN THIS LEGEND SHALL BE DEEMED TO PREVENT INTEREST FROM ACCRUING ON THIS NOTE.]5

4.	To be included only on Global Notes deposited with DTC as Depositary.
5.	To be included only on Reg S Temporary Global Notes.

[THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS (OR SUCH OTHER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(k) UNDER THE SECURITIES ACT AS PERMITTING RESALES OF RESTRICTED SECURITIES BY NON-AFFILIATES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH EITHER OF THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO EITHER OF THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR

THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION.]6

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

6.	To be included only on Transfer Restricted Notes.

1. Interest. The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (the “Company”) and The Old Evangeline Downs Capital Corp., a Delaware corporation (“Capital” and, together with the Company, the “Issuers”), promise to pay Fixed Interest on the principal amount of this Note at 13% per annum from the Issue Date until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Section 4 of the Registration Rights Agreement referred to below. The Issuers will pay Fixed Interest and Liquidated Damages, if any, semi-annually on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). The first Interest Payment Date shall be September 1, 2003. Fixed Interest on the Notes will accrue from the most recent date to which Fixed Interest has been paid or, if no Fixed Interest has been paid, from the Issue Date; provided that if there is no existing Default in the payment of Fixed Interest, and if this Note is authenticated between an Interest Record Date (defined below) referred to on the face hereof and the next succeeding Interest Payment Date, Interest shall accrue from such next succeeding Interest Payment Date. The Issuers shall pay Fixed Interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay Fixed Interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of Interest and Liquidated Damages, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

In addition, the Notes will bear Contingent Interest after the Casino begins Operating. Contingent Interest will be payable semi-annually in arrears on each Interest Payment Date to the Persons in whose names such Notes are registered at the close of business on the associated Interest Record Date, unless a portion of such Contingent Interest is permitted to be deferred. The Issuers may defer payment of a portion of accrued Contingent Interest otherwise due and payable and may continue to defer the payment of a portion of accrued Contingent Interest which has already been deferred (the aggregate amount of deferred Contingent Interest at any particular time “Deferred Contingent Interest”) if, and only to the extent that:

(a) the payment of that Deferred Contingent Interest on the applicable Interest Payment Date will cause the Issuers’ Adjusted Consolidated Coverage Ratio for the Reference Period immediately prior to the applicable Interest Payment Date, after giving effect on a pro forma basis to the payment of such Contingent Interest, to be less than 1.5 to 1.0; and

(b) the principal amount of the Notes corresponding to that Deferred Contingent Interest has not then matured and become due and payable, whether at Stated Maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise.

Deferred Contingent Interest will become due and payable, in whole or in part, upon the earlier of:

(1) the next succeeding Interest Payment Date on which all or a portion of that Deferred Contingent Interest is not permitted to be deferred; and

(2) the maturity of the corresponding principal amount of the Notes, whether at Stated Maturity, upon acceleration, upon redemption or otherwise.

The amount of Contingent Interest payable for any period will be reduced pro rata for reductions in the outstanding principal amount of the Notes prior to the immediately preceding Interest Record Date. No interest will accrue on any Deferred Contingent Interest which does not become due and payable. Contingent Interest will accrue daily on the principal amount of each Note outstanding and shall be pro rated, based on a period of 180 days, for any partial semi-annual periods.

Each installment of Contingent Interest will be calculated to accrue:

(a) from, but not including, the most recent Interest Payment Date for which Contingent Interest has been paid or through which Contingent Interest had been calculated and deferred; or

(b) if no installment of Contingent Interest has been paid or deferred, from and including the date on which the Casino begins Operating, in the case of each of the preceding clauses (a) and (b) to, and including, the earlier of:

(i) the next Interest Payment Date if the corresponding principal amount of the Notes has not become due and payable; or

(ii) the date of payment if the corresponding principal amount of the Notes has become due and payable, whether at Stated Maturity, upon acceleration, upon redemption or otherwise.

2. Method of Payment. The Issuers will pay Interest on the Notes and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date (each an “Interest Record Date”), even if such Notes are cancelled after such Interest Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest. The Notes will be payable as to principal, Interest, premium, if any, and Liquidated Damages, if any, at the office or agency of the Issuers maintained within the City and State of New York for such purpose, or, at the option of the Issuers, payment of Interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account within the United States will be required with respect to principal of and Interest, premium, if any, and Liquidated Damages, if any, on all Global Notes. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under an Indenture, dated as of the Issue Date (“Indenture”), by and among the Issuers, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.

The Obligations under the Indenture, the Intercreditor Agreement, the Notes and the Guarantees thereof are secured by the Collateral described in the Collateral Agreements, subject to the provisions of such agreements. Holders are referred to the Collateral Agreements for a statement of such terms.

5. Optional Redemption.

(a) Except as set forth in clause (b) of this paragraph, the Issuers shall not have the right to redeem any Notes pursuant to this paragraph 5 prior to March 1, 2007. The Notes will be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after March 1, 2007 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing March 1 of the years indicated below, in each case together with accrued and unpaid Interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (the “Redemption Date”):

Year	Percentage
2007	106.50%
2008	103.25%
2009 and thereafter	100.00%

(b) Notwithstanding the provisions of clause (a) of this paragraph, at any time on or prior to March 1, 2006, upon a Qualified Equity Offering, up to 35% of the aggregate principal amount of the Notes may be redeemed at the Issuers’ option within 120 days of such Qualified Equity Offering, with cash received by the Issuers from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 113% of principal amount thereof, together with accrued and unpaid Interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes issued on the Issue Date remain outstanding.

(c) Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, Interest ceases to accrue on Notes or portions thereof called for redemption unless the Issuers default in such payments due on the redemption date.

6. Regulatory Redemption. Notwithstanding any other provision of the Indenture, if any Gaming Authority or Racing Authority requires that a Holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Law or Racing Law and such Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority or Racing Authority (or such lesser period that may be required by such Gaming Authority or Racing Authority), or if such Holder or such beneficial owner is not so licensed, qualified or found suitable, the Issuers shall have the right, at their option, (1) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of notice of such finding by the applicable Gaming Authority or Racing Authority or such earlier date as may be ordered by such Gaming Authority or Racing Authority or (2) to call for the redemption (a “Regulatory Redemption”) of the Notes of such Holder or beneficial owner at the principal amount thereof or, if required by such Gaming Authority or Racing Authority, the lesser of (a) the price at which such Holder or beneficial owner acquired the Notes, and (b) the fair market value of such Notes on the date of redemption, together with, in either case, accrued and unpaid Interest and, if permitted by such Gaming Authority or Racing Authority, Liquidated Damages, to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or Racing Authority or the date of the finding of unsuitability by such Gaming Authority or Racing Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority or Racing Authority. The Issuers shall notify the Trustee in writing of any such redemption as soon as practicable and the redemption price of each Note to be redeemed.

7. Mandatory Redemption. The Issuers shall not be required to make mandatory redemption payments with respect to the Notes (except for a Required Regulatory Redemption). The Notes shall not have the benefit of any sinking fund.

8. Offers to Purchase.

(a) Change of Control. In the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Issuers (the “Change of Control Offer”), to require the Issuers to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) earlier than 30 days and no later than 45 days after the date on which notice of a Change of Control Offer is mailed to the Holders (or such other time period as may be required by applicable law), at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid Interest and Liquidated Damages, if any, to the Change of Control Purchase Date. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third Business Day prior to the Change of Control Purchase Date. The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for at least 20 Business Days following its commencement (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, the Issuers shall promptly purchase all Notes properly tendered pursuant to the Change of Control Offer.

On or before the Change of Control Purchase Date, the Issuers shall: (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount in cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid Interest and Liquidated Damages, if any, to the Change of Control Purchase Date) of all Notes so tendered, and (iii) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by the Issuers. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid Interest and Liquidated Damages, if any to the Change of Control Purchase Date), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Issuers to the Holder thereof. The Issuers publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(b) Asset Sale. Subject to certain exceptions set forth in the Indenture, the Issuers shall not, and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to make any Asset Sale unless, (i) at least 75% of the total consideration received for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents and (ii) the Managers of the Company determine in good faith that the Issuers will receive or such Restricted Subsidiary will receive, as applicable, consideration at the time of such Asset Sale at least equal to the fair market value of the property, assets or Equity Interests issued or sold or otherwise disposed of in such Asset Sale; provided, however, that the 75% limitation set forth in clause (i) above shall not apply to any proposed Asset Sale for which an independent certified accounting firm shall certify to the Managers of the Company and the Trustee that the after-tax cash portion of the consideration to be received by the Company or such Restricted Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set-forth in clause (i) above. Solely for purposes of clause (i) of the preceding sentence, total consideration received means the total consideration received for such Asset Sale minus the amount of, (i) any liabilities (other than liabilities that are by their terms subordinated to the Notes and the Guarantees) of the Company or any Restricted Subsidiary that are assumed by a transferee; provided, that the Issuers and the Restricted Subsidiaries are fully released from obligations in connection therewith and (ii) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; and further provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received).

Within 360 days after receipt any Net Cash Proceeds from an Asset Sale, the Company may apply such Net Cash Proceeds at its option: (a) (i) to repay any Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale; or (ii) to retire and permanently reduce Indebtedness incurred under the Credit Agreement; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; (b) (i) to make an investment or capital expenditure in, or otherwise acquire, (A) assets or properties that replace the assets or properties that were the subject of such Asset Sale, or (B) assets and property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Restricted Subsidiary which is a Guarantor in a Related Business) which are used or useful in a Related Business, or (ii) to acquire (A) all or substantially all of the assets of any Person engaged in a Related Business or (B) a majority of the Voting Equity Interests of a Person engaged in a Related Business that becomes a Restricted Subsidiary; provided, in each case, that such investment, capital expenditure or acquisition is made in compliance with the other provisions of the Indenture, including Section 4.9 of the Indenture; or (c) any combination of the foregoing clauses (a) and (b).

All Net Cash Proceeds from an Event of Loss shall be used as follows: (i) first, the Company shall use such Net Cash Proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (ii) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (i), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (a), (b) or (c).

The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in clauses (a) and (b) of the immediately preceding paragraphs within such 360 day period and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clauses (1) and (2) of the immediately preceding paragraph within such 360 day period shall constitute “Excess Proceeds.” Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise temporarily invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by the Indenture. When the Excess Proceeds equal or exceed $10,000,000, the Issuers shall offer to repurchase the Notes and any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), not later than 30 days following the applicable Asset Sale Offer Trigger Date, the maximum principal amount of Notes and such other pari passu Indebtedness (or accreted values in the case of

Indebtedness issued with an original issue discount) that may be purchased out of the Excess Proceeds (the “Asset Sale Offer”) on a pro rata basis in proportion to the respective principal amounts of the Notes and such other pari passu Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. The Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Asset Sale Offer Period”). Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000. Upon expiration of the Asset Sale Offer Period, the Issuers shall apply an amount equal to the Excess Proceeds (the “Asset Sale Offer Amount”) plus an amount equal to accrued and unpaid Interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Excess Proceeds are insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid Interest and Liquidated Damages, if any, to the date of payment). The principal amount of Notes and such other pari passu Indebtedness to be purchased pursuant to an Asset Sale Offer may be reduced by the principal amount of Notes and such other pari passu Indebtedness, respectively, acquired by the Issuers through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation. To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered or to be purchased pursuant to an Asset Sale Offer is less than the Excess Proceeds are, the Issuers may use any remaining Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this paragraph, the Excess Proceeds amount shall be reset to zero.

(c) Excess Cash Flow Offers. Not later than 60 days after each Operating Six Months of the Company, beginning with the first Operating Six Months after the Casino becomes Operating, the Company will make an offer to all Holders (the “Initial Excess Cash Flow Offer”) to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased with an amount equal to the sum (such sum, the “Excess Cash Flow Offer Amount”) of (i) 50% of the Company’s Excess Cash Flow in respect of the Operating Six Months then ended (less all transaction costs and expenses incurred by the Issuers in connection with such Excess Cash Flow Offer) (the “Applicable Excess Cash Flow Amount”) and (ii) the then available Excess Cash Flow Balance (as defined below), at a purchase price in cash equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for the closing of the Excess Cash Flow Offer (the “Excess Cash Flow Purchase Price”), in accordance with the Indenture. Notwithstanding the foregoing, the Company will not be required to make an Initial Excess Cash Flow Offer to purchase Notes pursuant to this covenant if the then available Excess Cash Flow Offer Amount is less than $2,500,000; provided, that in such event any Applicable Excess Cash Flow Offer Amount (if positive) will be added to the Excess Cash Flow Offer Amount for each subsequent Operating Six Months until an Initial

Excess Cash Flow Offer is made. If the aggregate principal amount of Notes tendered pursuant to any Initial Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount with respect thereto, Notes purchased pursuant to such Initial Excess Cash Flow Offer shall be purchased (i) first, from the Applicable Excess Cash Flow Amount and (ii) second, if such Applicable Excess Cash Flow Amount is not sufficient to purchase all Notes tendered in such Initial Excess Cash Flow Offer, from the then available Excess Cash Flow Balance. If the aggregate principal amount of Notes tendered pursuant to any Initial Excess Cash Flow Offer is less than the Applicable Excess Cash Flow Amount with respect thereto (such difference, the “Unapplied Excess Cash Flow Amount”), the Company shall as soon as practicable following the expiration of such Initial Excess Cash Flow Offer deposit into an account (the “Excess Cash Flow Account”) an amount equal to the lesser of (i) the Unapplied Excess Cash Flow Amount with respect to such Initial Excess Cash Flow Offer and (ii) the difference between $10,000,000 and the then available Excess Cash Flow Balance (as defined below) immediately preceding such deposit. The balance at any particular time in the Excess Cash Flow Account is referred to herein as the “Excess Cash Flow Balance.” The Company shall make a public announcement of the results of each Initial Excess Cash Flow Offer, including the then available Excess Cash Flow Balance taking into account any use of such funds to purchase Notes in such Initial Excess Cash Flow Offer, as soon as practicable after the expiration of such Initial Excess Cash Flow Offer. For 45 days following the expiration date with respect to each Initial Excess Cash Flow Offer, each Holder shall have the right, at such Holder’s option, to request (by providing written notice to the Trustee) that the Company make an offer to all Holders (the “Subsequent Excess Cash Flow Offer”) to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased with then available Excess Cash Flow Balance (if any) (less all transaction costs and expenses incurred by the Issuers in connection with such Excess Cash Flow Offer) at the Excess Cash Flow Offer Price. No later than 30 days following the receipt of such a request, the Company shall make a Subsequent Excess Cash Flow Offer in accordance with this covenant. Each Initial Excess Cash Flow Offer and each Subsequent Excess Cash Flow Offer are referred to herein, collectively, as an “Excess Cash Flow Offer.” Notwithstanding the foregoing, the Company will not be required to make a Subsequent Excess Cash Flow Offer to purchase Notes pursuant to this covenant if the then available Excess Cash Flow Balance is less than $2,500,000. If the aggregate principal amount of Notes tendered pursuant to any Excess Cash Flow Offer exceeds, in the case of an Initial Excess Cash Flow Offer, the Excess Cash Flow Offer Amount or, in the case of a Subsequent Excess Cash Flow Offer, the then available Excess Cash Flow Balance, the Trustee will select the Notes to be repurchased in the manner described below under Section 3.2 of the Indenture. Each Excess Cash Flow Offer will be required to remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. Upon the expiration of that period, the Company will apply the Excess Cash Flow Offer Amount, in the case of an Initial Excess Cash Flow Offer, or Excess Cash Flow Balance, in the case of a Subsequent Excess Cash Flow Offer, to the purchase of all Notes tendered at the Excess Cash Flow Offer Purchase Price. Notwithstanding anything to the contrary set forth above, the Company shall not be required (i) to make any Subsequent Excess Cash Flow Offer pursuant to this covenant if the Company does not reasonably believe (taking into account all applicable notice periods in this covenant) that it can consummate such Subsequent Excess Cash Flow Offer prior to the first day of the next Operating Six Months period, or (ii) to make an Initial Excess Cash Flow Offer pursuant to this covenant if, on the first day of the applicable Operating Six Months period with respect to which such Initial Excess Cash Flow Offer is to be made, the immediately preceding Initial Excess Cash Flow Offer or Subsequent Excess Cash Flow Offer is still outstanding and has not yet been consummated; provided, that, in the case of an Initial Excess Cash Flow Offer, any amount of Excess Cash Flow Offer Amount with respect to such Operating Six Months period will be added to the Excess Cash Flow Offer Amount for each subsequent Operating Six Months period until an Initial Excess Cash Flow Offer is made.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between an Interest Record Date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement, Modification and Waiver. Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended, modified or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Notes, the Guarantees or the Collateral Agreements may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers’ obligations to Holders of the Notes in case of a merger or consolidation, or sale of all or substantially all of the Issuers’ assets in accordance with the Indenture and the Collateral Agreements, to evidence the release any Guarantor permitted to be released under the terms of the Indenture and the Collateral Agreements or to evidence the addition of any new Guarantor, to make any change that would provide any additional rights or benefits to the Holders of the Notes (including the addition of any Guarantor) or that does not adversely affect the rights under the Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the Collateral Agreements or the Intercreditor Agreement of any such Holder, to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to comply with applicable Gaming Laws and Racing Laws, or to enter into additional or supplemental Collateral Agreements.

12. Defaults and Remedies. The Indenture provides that each of the following constitutes an Event of Default: (a) the failure of the Issuers to pay any installment of Interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days; (b) the failure of the Issuers to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable; (c) the failure of the Issuers or the failure by any of the Restricted Subsidiaries to comply with the requirement to make the Asset Sale Offer, Excess Cash Flow Offer or Change of Control Offer as described under Sections 4.13, 4.14 and 4.15, respectively, of the Indenture or to comply with Section 5.1 of the Indenture; (d) the failure of the Issuers or the failure by any of the Restricted Subsidiaries to observe or perform any other covenant, condition or agreement contained in the Notes or this Indenture and the continuance of such failure for a period of 60 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding; (e) an event of default occurs (after giving effect to any waivers, amendments, applicable grace periods applicable notice periods or any extension of any maturity date) under the Indebtedness of the Issuers or the Indebtedness of any of the Guarantors or any of the Restricted Subsidiaries with an aggregate amount outstanding in excess of $5,000,000 (i) resulting from the failure to pay principal of or interest on such Indebtedness; or (ii) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity; (f) failure by the Issuers or any Restricted Subsidiary to pay final judgments not covered by insurance aggregating in excess of $5,000,000, at any one time rendered against the Issuers or any of the Restricted Subsidiaries and which judgments are not stayed, bonded or discharged within 60 days; (g) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect or shall be held in any judicial proceeding to be unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor which is a Significant Subsidiary denies or disaffirms its Obligations under its Guarantee or the Collateral Agreements (in each case, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture); (h) (i) any event of default occurs under the Collateral Agreements (after giving effect to any applicable grace periods, applicable notice periods, waivers or amendments) or (ii) the failure of the Issuers or the failure of any of the Restricted Subsidiaries to comply with any material agreement or covenant in, or material provision of, any of the Collateral Agreements, or any breach in any material respect of any material representation or warranty made by the Issuers or any of the Restricted Subsidiaries in any Collateral Agreement, and the continuance of such failure or breach for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding; (i) the Casino or the Racino is not Operating by the applicable Operating Deadline; (j) any of the Collateral Agreements ceases to be in full force and effect or any of the Collateral Agreements ceases to give the Trustee (or, in the case of a mortgage, ceases to give the Trustee or any other trustee under such mortgage) any of the Liens, rights, powers or privileges purported to be created thereby, or any of the Collateral Agreements is declared null and void or either of the Issuers or any Guarantor denies that it has any further liability under any Collateral Agreement to which it is a party or gives notice of such effect (in each case other than by reason of the termination of the Indenture or any such Collateral Agreement in accordance with its terms or the release of any Guarantor in accordance with the Indenture) and the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding; (k) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of either of the Issuers, any of the Guarantors, or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either of the Issuers, any of the Guarantors, or any Significant Subsidiary or for all or substantially all of the property and assets of either of the Issuers, any of the Guarantors, or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of either of the Issuers, any of the Guarantors, or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (l) either of the Issuers, any of the Guarantors, or any Significant Subsidiary (A) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either of the Issuers, any of the Guarantors, or any Significant Subsidiary or for all or substantially all of the property and assets of either of the Issuers, any of the Guarantors, or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

14. Trustee Dealings with Issuers. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

15. No Recourse Against Others. No director, officer, manager, employee, incorporator, stockholder, member or controlling person of the Issuers or any Guarantor, in such capacity, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Collateral Agreements or the Registration Rights Agreement or for any claim based on, or in respect of, or by reason of, such obligations or their creation; provided, that this provision shall in no way limit the obligation of any Guarantor pursuant to any Guarantee of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Additional Rights of Holders of Transfer Restricted Notes.7 In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in the Registration Rights Agreement dated as of the date of the Indenture, by and among the Issuers, the Guarantors and the Initial Purchaser (the “Registration Rights Agreement”).

19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

20. Notation of Guarantee. As more fully set forth in the Indenture, to the extent permitted by law, each of the Guarantors from time to time, in accordance with Article X of the Indenture, unconditionally and jointly and severally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

By its execution of its Guarantee, each of the Guarantors acknowledges and agrees that it receives substantial benefits from the Issuers and that such party is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits and services. Accordingly, subject to the provisions of Article X of the Indenture, each Guarantor, jointly and severally, unconditionally guarantees on a senior secured basis to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that: (i) the principal of, Interest, premium, if any, and Liquidated Damages, if any, on the Notes shall be duly and punctually paid in full when due, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, an Asset Sale Offer, an Excess Cash Flow Offer, or otherwise, and interest on overdue principal, premium, if any, Liquidated Damages, if any, and (to the extent permitted by law) interest on any Interest, if any, on the Notes and all other obligations of the Issuers to the Holders or the Trustee under the Indenture or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms of the Indenture; and (ii) in case of any extension of time of

7.	To be included only on Transfer Restricted Notes.

payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control, an Asset Sale Offer, an Excess Cash Flow Offer, or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.8 of the Indenture.

When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor may be released from those obligations.

21. Governing Law. THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL LAWS AND RULES 327(B); PROVIDED THAT WITH RESPECT TO THE CREATION, ATTACHMENT, PERFECTION OR PRIORITY OF THE SECURITY INTEREST IN ANY REAL PROPERTY, COLLATERAL, THE GOVERNING LAW SHALL BE THE LAWS OF THE STATE OF LOUISIANA.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

THE OLD EVANGELINE DOWNS, L.L.C.

THE OLD EVANGELINE DOWNS CAPITAL CORP.

P.O. Box 90270

Lafayette, LA 70509-0270

Attention: Michael S. Luzich

Assignment Form

To assign this Note, fill in the form below: (I) or (We) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for it.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.13, 4.14 or Section 4.15 of the Indenture, check the box below:

Section 4.13 ☐	Section 4.14 ☐	Section 4.15 ☐

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.13, 4.14 or 4.15 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 only, except if you have elected to have all of your Notes purchased):  $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Social Security or Tax Identification No.:

Signature Guarantee*

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE8

The following exchanges of an interest in this Global Note for an interest in another Global Notes or for a Definitive Note, or exchanges of an interest in another Global Note or a Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease or Increase	Signature of Authorized Officer of Trustee or Note Custodian

8.	This should be included only if the Note is issued in global form.

GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns under the Indenture, dated the date hereof, among the Guarantors, the Issuers (defined below) and U.S. Bank National Association, as trustee (the “Indenture”) and any additional Guarantors), have irrevocably and unconditionally guaranteed on a senior secured basis the Guarantee Obligations (as defined in Section 10.9 of the Indenture), which include (i) the due and punctual payment of the principal of, premium, if any, and Interest and Liquidated Damages, if any, on the 13% Senior Secured Notes due 2010 with Contingent Interest (the “Notes”) of The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (the “Company”) and The Old Evangeline Downs Capital Corp., a Delaware corporation (“Capital” and, together with the Company, the “Issuers”), whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, an Asset Sale Offer, an Excess Cash Flow Offer, or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any Interest on the Notes, and the due and punctual performance of all other obligations of the Issuers, to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control Offer, an Asset Sale Offer, an Excess Cash Flow Offer, or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No past, present or future, direct or indirect, stockholder, employee, officer or director of the Issuers, the Guarantors or any such successor entity, as such, shall have any liability for any Obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuers’ obligations under the Notes and Indenture or until released or legally defeased in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectibility.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

The obligations of each Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

IN WITNESS WHEREOF, each of the Guarantors has caused this instrument to be duly executed.

Dated:

[NAME OF GUARANTOR]

By:
Name:
Title:

[NAME OF GUARANTOR]

By:
Name:
Title:

[NAME OF GUARANTOR]

By:
Name:
Title: